CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Stein Roe Global Thematic Equity Fund and Stein Roe European Thematic Equity Fund (two of the series comprising Liberty-Stein Roe Funds Investment Trust) in Stein Roe Thematic Equity Funds Prospectus and "Independent Auditors" and "Financial Statements" in the Liberty-Stein Roe Funds Investment Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 74 to the Registration Statement (Form N-1A, No. 33-11351) of our report dated December 12, 2001 on the financial statements and financial highlights of Stein Roe Global Thematic Equity Fund and Stein Roe European Thematic Equity Fund included in the Stein Roe Thematic Equity Funds Annual Report dated October 31, 2001.



                                                         /s/  ERNST & YOUNG LLP


Boston, Massachusetts
February 26, 2002